Exhibit 10.3.2

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 dated as of January 7, 2004 to an EMPLOYMENT AGREEMENT entered into as of May 1, 1997 between Bio-Reference Laboratories, Inc., a New Jersey corporation (“the Company”) and Howard Dubinett (“Employee”) and previously amended as of November 1, 2002 by Amendment No. 1 (the Employment Agreement and Amendment No. 1 collectively referred to as the “Agreement”).

WITNESSETH:

WHEREAS the parties executed the Employment Agreement as of May 1, 1997 providing for the employment by the Company of the Employee as Executive Vice President and Chief Operating Officer of the Company through October 31, 2002; and

WHEREAS pursuant to Amendment No. 1 executed as of November 1, 2002, the parties amended the Employment Agreement to extend the term for two years, to grant the Company the option to extend the Agreement for up to two additional consecutive one-year periods, to modify the compensation terms and to effect other changes; and

WHEREAS the parties hereby agree to amend the Agreement to extend the term for two additional years and to grant the Company the option to renew the Agreement for an additional year for the compensation and on the terms herein set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree to amend the Agreement as follows:

A.            “1. Terms of Employment.” The “Expiration Date” as set forth in this section is extended to October 31, 2006.

B.            “2. Renewal.” This section is hereby amended to read in its entirety as follows:

“2. Renewal. This Agreement will automatically renew for an additional one year period; provided that the Company, at its sole option, may elect not to continue the Agreement after the Expiration Date, by written notice to the Employee no less than one (1) month before the Expiration Date.

C. “4. Compensation.” The “Base Compensation” as set forth in paragraph (a) of this section in each year of the extension period shall be not less than the salary and bonus authorized for the Employee by the Company’s Compensation Committee with respect to the Company’s 2002 fiscal year. In view of the possibility that future payments of premiums by the Company under the “Split Dollar” Life Insurance program referred to in paragraph (b) of this section could be deemed an extension of credit prohibited by the Sarbanes- Oxley Act of 2002, it is agreed that the program will be modified pursuant to an Endorsement Split-Dollar Life Insurance Agreement in which the Company will be the owner of the policies on terms which have been agreed to by the parties. The provisions of paragraph (g) of this section concerning increases in Base Compensation based upon percentage increases in the Consumer Price Index shall continue to be applicable with respect to each year that the Agreement as extended (including any renewal year if applicable) is in effect.

D. “5. Issuance of Stock and Options.” This provision under the Agreement has been fully satisfied in that the stock issued pursuant to paragraph (a) has been issued to the Employee and is no longer forfeitable and the ISOs referred to in paragraph (b) have also been issued to the Employee.

E.  Other Provisions. Except as specifically modified or amended herein, the parties hereto hereby reaffirm each provision of the Agreement as of the date hereof.

F. Consideration. In consideration for the Employee extending the Expiration Date of the Agreement to October 31, 2006 and granting the Company the option to renew the Agreement for an additional year to October 31, 2007, the Company agrees to pay the sum of Sixty Thousand ($60,000) Dollars to the Employee.

IN WITNESS WHEREOF, the undersigned have each duly executed this Amendment No. 2 to the Agreement as of the date first above written.

COMPANY:
Bio-Reference Laboratories, Inc.

By	s/ Marc Grodman
Marc Grodman, President
Duly Authorized

EMPLOYEE:

/s/ Howard Dubinett
Howard Dubinett